Exhibit 1
Agreement of Joint Filing
Each of the undersigned hereby agrees that the undersigned are filing jointly pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the Statement dated October 20, 2005, containing the information required by Schedule 13D/A, for the shares of Common Stock of Alliance Semiconductor Corporation held by both N. Damodar Reddy and NDR Investments, Inc.

N. DAMODAR REDDY
Dated: October 20, 2005	/s/ N. Damodar Reddy
(Signature)

NDR INVESTMENTS, INC.
Dated: October 20, 2005	By:	/s/ N. Damodar Reddy
N. Damodar Reddy
President